Exhibit 99.01

Valero Energy Reports First Quarter 2016 Results

•
Reported adjusted earnings of $283 million, or $0.60 per share, for the first quarter, which excludes a net after tax benefit of $212 million, or $0.45 per share, related to the change in the company’s lower of cost or market inventory valuation reserve

•	Completed the St. Charles gasoil hydrocracker expansion project in March and the Houston crude unit is on track to start up in the second quarter

•	Returned $547 million in cash to stockholders through dividends and stock buybacks

•	Completed the McKee Terminal Services Business drop down to Valero Energy Partners LP for total consideration of $240 million on April 1

SAN ANTONIO, May 3, 2016 - Valero Energy Corporation (NYSE: VLO, “Valero”) today reported adjusted net income attributable to Valero stockholders of $283 million, or $0.60 per share, for the first quarter of 2016 compared to $964 million, or $1.87 per share, for the first quarter of 2015. Adjusted first quarter 2016 net income excludes a net after tax benefit of $212 million, or $0.45 per share, related to the change in the company’s lower of cost or market inventory valuation reserve resulting from an increase in hydrocarbon inventory values during the quarter. Actual net income attributable to Valero stockholders for the first quarter of 2016 was $495 million, or $1.05 per share. Reconciliations of actual to adjusted amounts are shown in the accompanying financial tables.

“Our team’s relentless pursuit of safe, reliable, low-cost operations delivered solid operating performance this quarter despite lower product margins,” said Joe Gorder, Valero Chairman, President and Chief Executive Officer. “This strategy, combined with our system’s flexibility and complex assets concentrated in the advantaged U.S. Gulf Coast region, are factors that allow us to succeed in this competitive global industry.”

“We’re on track and executing our capital investment plan for 2016 that we reviewed in close collaboration with our board of directors. Taking a disciplined approach to capital allocation is critical to our strategy for growing Valero’s earnings per share while also returning excess cash to stockholders.”

“As we look beyond the first quarter, we’re optimistic about product demand. Here in the U.S., distillate inventories have shown favorable reductions recently, and the summer driving season is quickly approaching, which should support gasoline margins. We also expect the strong export demand we experienced in the first quarter to continue.”

Valero exported 249,000 barrels per day (“BPD”) of diesel and 138,000 BPD of gasoline in the first quarter of 2016.

Refining
The refining segment reported $695 million of adjusted operating income for the first quarter of 2016, compared to $1.6 billion for the first quarter of 2015. The decline was primarily attributable to weaker distillate margins given high refining industry production levels and a warm winter. Other factors included narrower crude oil discounts relative to the Brent benchmark, reduced fuel oil and petrochemical product margins, and higher costs for renewable identification number credits. Lower energy costs resulting from the continued growth in North American natural gas supply partly offset these factors.

Valero’s refineries achieved 96 percent throughput capacity utilization and averaged 2.9 million BPD of throughput volume in the first quarter of 2016, an increase of 169,000 BPD from the first quarter of 2015 attributable primarily to less maintenance activity in the first quarter of 2016.

Ethanol
The ethanol segment reported $9 million of adjusted operating income for the first quarter of 2016 compared to $12 million for the first quarter of 2015. Ethanol production volumes averaged 3.7 million gallons per day in the first quarter of 2016, which was essentially flat versus the first quarter of 2015. Valero expects that recent increases in crude oil and gasoline prices should improve ethanol margins in the second quarter of 2016.

Corporate and Other
General and administrative expenses were $156 million in the first quarter of 2016 compared to $147 million in the first quarter of 2015. The effective tax rate of 30 percent in the first quarter of 2016 was lower than the first quarter of 2015 due primarily to a stronger relative earnings contribution in the first quarter of 2016 from international operations with lower statutory tax rates.

Investing and Financing Activities
Capital investments totaled $479 million in the first quarter of 2016, of which $161 million was for turnarounds and catalyst.

Valero paid $282 million in dividends and purchased 3.8 million shares of its common stock for $265 million, resulting in total cash returned to stockholders of $547 million in the first quarter of 2016. In January, Valero increased the regular quarterly cash dividend on common stock by 20 percent to $0.60 per share. The company continues to target a payout ratio of 75 percent of net income in 2016. Valero defines payout ratio as the sum of dividends plus stock buybacks divided by adjusted net income from continuing operations attributable to Valero stockholders.

Liquidity and Financial Position
Valero ended the first quarter of 2016 with $7.3 billion of total debt and $3.8 billion of cash and temporary cash investments, of which $102 million was held by Valero Energy Partners LP (“VLP”). The company’s debt to capital ratio, net of $2 billion in cash, was 20 percent.

Strategic Update
The $360 million, 70,000 BPD crude unit at Corpus Christi that was completed in December ran well and contributed as expected in the first quarter. Also in the first quarter, Valero completed the $40 million, 15,000 BPD expansion of the gasoil hydrocracker at St. Charles. Construction of the $400 million, 90,000 BPD crude unit at Houston remains on track, with startup expected in the second quarter of 2016.

The $300 million Houston alkylation project announced in January entered the detailed engineering, procurement, and construction phase of the development process during the quarter. This

13,000 BPD unit, which upgrades low-cost natural gas liquids into premium-value alkylate, is expected to be completed in the first half of 2019.

Valero continues to expect 2016 capital investments, including turnarounds, catalyst, and joint venture investments, to be approximately $2.6 billion. About $1.6 billion is for turnarounds, catalyst, and asset replacements and improvements, which are required to sustain the business. The balance is allocated to investments to drive long-term earnings growth and is split almost equally between refining asset optimization and logistics projects. The company expects most of the logistics growth capital to be eligible for future drop down to VLP.

On April 1, a subsidiary of Valero completed a drop-down transaction to VLP consisting of the McKee Terminal Services Business for total consideration of $240 million, generating approximately $165 million in cash after taxes for Valero.

“VLP continues to deliver a distribution growth rate among the top of its peer group, which enhances its value to Valero stockholders,” said Gorder. “With a strong balance sheet and solid distribution coverage, VLP remains well positioned to deliver 25 percent annual distribution growth through 2017.”

Conference Call
Valero’s senior management will hold a conference call at 11 a.m. ET today to discuss this earnings release and to provide an update on company operations and strategy.

About Valero
Valero Energy Corporation, through its subsidiaries, is an international manufacturer and marketer of transportation fuels, other petrochemical products and power. Valero subsidiaries employ approximately 10,000 people, and its assets include 15 petroleum refineries with a combined throughput capacity of approximately 3.0 million barrels per day, 11 ethanol plants with a combined production capacity of 1.4 billion gallons per year, a 50-megawatt wind farm, and renewable diesel production from a joint venture. Through subsidiaries, Valero owns the general partner of Valero Energy Partners LP (NYSE: VLP), a midstream master limited partnership. Approximately 7,500 outlets carry the Valero, Diamond Shamrock, Shamrock, and Beacon brands in the United States and the Caribbean; Ultramar in Canada; and Texaco in the United Kingdom and Ireland. Valero is a Fortune 500 company based in San Antonio. Please visit www.valero.com for more information.

Valero Contacts
Investors:
John Locke, Vice President – Investor Relations, 210-345-3077
Karen Ngo, Manager – Investor Relations, 210-345-4574

Media:
Lillian Riojas, Director – Media Relations and Communications, 210-345-5002

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Safe-Harbor Statement
Statements contained in this release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” “intend,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC and on Valero’s website at www.valero.com, and VLP’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC and on VLP’s website at www.valeroenergypartners.com.

Use of Non-GAAP Financial Information
This earnings release includes references to financial measures that are not defined under U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include adjusted net income, adjusted net income per share, adjusted refining segment operating income, and adjusted ethanol segment operating income. However, these non-GAAP financial measures have been included in this earnings release to help facilitate the comparison of operating results between periods. See the accompanying financial tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Statement of income data:
Operating revenues (1)	$15,714	$21,330
Costs and expenses:
Cost of sales (excluding the lower of cost or market inventory valuation adjustment)	13,507	18,163
Lower of cost or market inventory valuation adjustment (a)	(293)	—
Operating expenses	1,030	1,084
General and administrative expenses	156	147
Depreciation and amortization expense	485	441
Total costs and expenses	14,885	19,835
Operating income	829	1,495
Other income, net	9	24
Interest and debt expense, net of capitalized interest	(108)	(101)
Income before income tax expense	730	1,418
Income tax expense	217	450
Net income	513	968
Less: Net income attributable to noncontrolling interests	18	4
Net income attributable to Valero Energy Corporation stockholders	$495	$964

Earnings per common share	$1.05	$1.87
Weighted-average common shares outstanding (in millions)	469	513

Earnings per common share – assuming dilution	$1.05	$1.87
Weighted-average common shares outstanding – assuming dilution (in millions)	471	516

Dividends per common share	$0.60	$0.40

Supplemental information:
(1) Includes excise taxes on sales by certain of our international operations	$1,395	$1,426

See Notes to Earnings Release on Table Page 7.

Table Page 1

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Barrel Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Operating income by business segment:
Refining	$958	$1,641
Ethanol	39	12
Corporate	(168)	(158)
Total	$829	$1,495
Operating expenses by business segment:
Refining	931	964
Ethanol	99	120
Total	$1,030	$1,084
Depreciation and amortization expense by business segment:
Refining	$461	$417
Ethanol	12	13
Corporate	12	11
Total	$485	$441
Operating highlights:
Refining:
Throughput margin per barrel (a)	$7.96	$12.39
Operating costs per barrel:
Operating expenses	3.55	3.95
Depreciation and amortization expense	1.76	1.71
Total operating costs per barrel	5.31	5.66
Operating income per barrel	$2.65	$6.73
Throughput volumes (thousand barrels per day):
Feedstocks:
Heavy sour crude oil	427	430
Medium/light sour crude oil	533	377
Sweet crude oil	1,172	1,145
Residuals	289	257
Other feedstocks	136	176
Total feedstocks	2,557	2,385
Blendstocks and other	322	325
Total throughput volumes	2,879	2,710
Yields (thousand barrels per day):
Gasolines and blendstocks	1,378	1,316
Distillates	1,067	1,027
Other products (b)	470	406
Total yields	2,915	2,749

See Notes to Earnings Release on Table Page 7.

Table Page 2

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Barrel Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Refining operating highlights by region (a) (c):
U.S. Gulf Coast:
Operating income	$437	$872
Throughput volumes (thousand barrels per day)	1,693	1,527
Throughput margin per barrel	$8.03	$11.98
Operating costs per barrel:
Operating expenses	3.48	3.83
Depreciation and amortization expense	1.71	1.81
Total operating costs per barrel	5.19	5.64
Operating income per barrel	$2.84	$6.34
U.S. Mid-Continent:
Operating income	$73	$317
Throughput volumes (thousand barrels per day)	455	432
Throughput margin per barrel	$6.95	$13.82
Operating costs per barrel:
Operating expenses	3.43	3.96
Depreciation and amortization expense	1.76	1.70
Total operating costs per barrel	5.19	5.66
Operating income per barrel	$1.76	$8.16
North Atlantic:
Operating income	$167	$370
Throughput volumes (thousand barrels per day)	472	495
Throughput margin per barrel	$7.94	$12.45
Operating costs per barrel:
Operating expenses	2.90	2.98
Depreciation and amortization expense	1.16	1.17
Total operating costs per barrel	4.06	4.15
Operating income per barrel	$3.88	$8.30
U.S. West Coast:
Operating income	$18	$82
Throughput volumes (thousand barrels per day)	259	256
Throughput margin per barrel	$9.34	$12.33
Operating costs per barrel:
Operating expenses	5.43	6.57
Depreciation and amortization expense	3.16	2.18
Total operating costs per barrel	8.59	8.75
Operating income per barrel	$0.75	$3.58

Operating income for regions above	$695	$1,641
Lower of cost or market inventory valuation adjustment (a)	263	—
Total refining operating income	$958	$1,641

See Notes to Earnings Release on Table Page 7.

Table Page 3

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Average market reference prices and differentials:
Feedstocks (dollars per barrel):
Brent crude oil	$35.14	$55.13
Brent less West Texas Intermediate (WTI) crude oil	1.90	6.57
Brent less Alaska North Slope (ANS) crude oil	0.69	1.44
Brent less Louisiana Light Sweet (LLS) crude oil	0.80	3.76
Brent less Mars crude oil	6.00	7.43
Brent less Maya crude oil	9.09	11.00
LLS crude oil	34.34	51.37
LLS less Mars crude oil	5.20	3.67
LLS less Maya crude oil	8.29	7.24
WTI crude oil	33.24	48.56

Natural gas (dollars per million British Thermal Units)	1.93	2.77

Products (dollars per barrel, unless otherwise noted):
U.S. Gulf Coast:
CBOB gasoline less Brent	7.81	7.69
Ultra-low-sulfur diesel less Brent	7.92	15.74
Propylene less Brent	(2.39)	13.10
CBOB gasoline less LLS	8.61	11.45
Ultra-low-sulfur diesel less LLS	8.72	19.50
Propylene less LLS	(1.59)	16.86
U.S. Mid-Continent:
CBOB gasoline less WTI	10.00	14.70
Ultra-low-sulfur diesel less WTI	11.03	22.53
North Atlantic:
CBOB gasoline less Brent	10.30	8.05
Ultra-low-sulfur diesel less Brent	9.53	22.05
U.S. West Coast:
CARBOB 87 gasoline less ANS	17.34	19.40
CARB diesel less ANS	11.19	19.16
CARBOB 87 gasoline less WTI	18.55	24.53
CARB diesel less WTI	12.40	24.29
New York Harbor corn crush (dollars per gallon)	0.13	0.13

See Notes to Earnings Release on Table Page 7.

Table Page 4

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Gallon Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Ethanol (a):
Operating income	$9	$12
Production (thousand gallons per day)	3,740	3,776
Gross margin per gallon of production	$0.35	$0.43
Operating costs per gallon of production:
Operating expenses	0.29	0.35
Depreciation and amortization expense	0.03	0.04
Total operating costs per gallon of production	0.32	0.39
Operating income per gallon of production	$0.03	$0.04

Operating income from above	$9	$12
Lower of cost or market inventory valuation adjustment (a)	30	—
Total ethanol operating income	$39	$12

	March 31,	December 31,
	2016	2015
Balance sheet data (d):
Current assets	$14,861	$14,898
Cash and temporary cash investments ($102 and $81, respectively, held by Valero Energy Partners LP) included in current assets	3,778	4,114
Inventories included in current assets	6,056	5,898
Current liabilities	6,775	6,994
Current portion of debt and capital lease obligations included in current liabilities	128	127
Debt and capital lease obligations, less current portion	7,207	7,208
Total debt and capital lease obligations	7,335	7,335
Valero Energy Corporation stockholders’ equity	20,656	20,527

	Three Months Ended
	March 31,
	2016	2015
Valero Energy Partners LP:
Weighted-average limited partner units outstanding (in millions):
Common units - public (basic and diluted)	22	17
Common units - Valero (basic and diluted)	15	12
Subordinated units - Valero (basic and diluted)	29	29
Distributions declared:
Limited partner units - public	$8	$5
Limited partner units - Valero	15	11
General partner units - Valero	3	1
Total distribution declared	$26	$17

See Notes to Earnings Release on Table Page 7.

Table Page 5

VALERO ENERGY CORPORATION AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (a)
(Millions of Dollars, Except per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Reconciliation of operating income by business segment to adjusted operating income by business segment:
Refining:
Actual operating income	$958	$1,641
Lower of cost or market inventory valuation adjustment (a)	(263)	—
Adjusted refining operating income	695	1,641
Ethanol:
Actual operating income	39	12
Lower of cost or market inventory valuation adjustment (a)	(30)	—
Adjusted ethanol operating income	9	12
Corporate	(168)	(158)
Total adjusted operating income	$536	$1,495

	Three Months Ended
	March 31,
	2016	2015
Reconciliation of net income to adjusted net income:
Actual net income attributable to Valero Energy Corporation stockholders	$495	$964
Lower of cost or market inventory valuation adjustment, after taxes (a)	(212)	—
Adjusted net income attributable to Valero Energy Corporation stockholders	$283	$964
Earnings per common share – assuming dilution:
Actual	$1.05	$1.87
Adjusted	0.60	1.87

See Notes to Earnings Release on Table Page 7.

Table Page 6

VALERO ENERGY CORPORATION AND SUBSIDIARIES
NOTES TO EARNINGS RELEASE

(a)
During the three months ended March 31, 2016, we recorded a change in our lower of cost or market (LCM) inventory valuation reserve that resulted in a net benefit of $293 million ($212 million after taxes), of which $263 million and $30 million is attributable to our refining segment and ethanol segment, respectively. In accordance with U.S. GAAP, we are required to state our inventories at the lower of cost or market. When the market price of our inventory falls below cost, we record an LCM inventory valuation adjustment to write down the value to market. In subsequent periods, the value of our inventory is reassessed and an LCM inventory valuation adjustment is recorded to reflect the net change in the LCM inventory valuation reserve between periods.

The LCM inventory valuation adjustment for the three months ended March 31, 2016 has been excluded from (1) the segment and regional throughput margins per barrel and the regional operating income amounts for the refining segment, and (2) the gross operating income and the gross margin per gallon of production amounts for the ethanol segment, respectively. We have also excluded the segment and total amounts for purposes of computing refining segment and ethanol segment adjusted operating income, adjusted net income attributable to Valero stockholders, and adjusted earnings per common share - assuming dilution for the three months ended March 31, 2016, as reflected in the reconciliation of amounts reported under U.S. GAAP.

(b)	Primarily includes petrochemicals, gas oils, No. 6 fuel oil, petroleum coke, sulfur, and asphalt.

(c)
The regions reflected herein contain the following refineries: U.S. Gulf Coast- Corpus Christi East, Corpus Christi West, Houston, Meraux, Port Arthur, St. Charles, Texas City, and Three Rivers Refineries; U.S. Mid-Continent- Ardmore, McKee, and Memphis Refineries; North Atlantic- Pembroke and Quebec City Refineries; and U.S. West Coast- Benicia and Wilmington Refineries.

(d)
Current assets and current liabilities as of December 31, 2015 have been retrospectively adjusted to reflect the adoption of amendments to Accounting Standard Codification (ASC) Topic 740, “Income Taxes”. The amendments require that deferred income tax liabilities and assets be classified as noncurrent in the balance sheet. As of December 31, 2015, current deferred income tax assets and current income tax liabilities totaled $74 million and $366 million, respectively.

Debt and capital lease obligations, less current portion, and total debt and capital lease obligations as of December 31, 2015 have been retrospectively adjusted to reflect the adoption of amendments to ASC Subtopic 835-30, “Interest-Imputation of Interest”. The amendments require that debt issuance costs related to a note be reported in the balance sheet as a direct deduction from the face amount of that note. As of December 31, 2015, debt issuance costs associated with issued debt totaled $42 million.

Table Page 7